Exhibit 99.2

July 15, 2020
Dear Investor,
As we continue through the process of the expected liquidation and dissolution of Hines Global REIT, Inc. (the “Company” or “HGR”) we are writing with important updates related to the Plan of Liquidation (the “Plan”) approved by HGR stockholders in July 2018.
LIQUIDATING TRUST
While we anticipated a completion of the sale of all the Company’s assets by July 17, 2020, which is the 24-month period imposed by the Internal Revenue Service (“IRS”) for execution of the Plan, the economic disruption and uncertainty resulting from the COVID-19 pandemic have had a significant impact on the process and timing of the Plan’s completion. Since our last communication to you in April, despite our continued marketing and disposition efforts, it has not been possible for the Company to sell its remaining assets at acceptable prices prior to July 17, 2020. Accordingly, as required by the IRS regulations, HGR formed the stockholder approved HGR Liquidating Trust (the “Trust”) and transferred its remaining assets and liabilities to the Trust on June 30, 2020. The shares you owned in the Company have automatically been converted into units of beneficial interest in the Trust.
We expect the Trust to operate in a similar manner as HGR had previously, with the primary objective of the Trust to operate the properties while continuing our efforts to market the properties for sale until such time as it is feasible to sell the remaining assets at acceptable prices and make additional liquidating distributions to investors. The Trust is governed by a board of trustees of highly experienced individuals with extensive knowledge of the remaining assets in our portfolio. The board of trustees provides significant continuity with respect to the execution of our liquidation objectives, with six of the trustees previously serving as board members of HGR, including all four of those members who are independent of Hines.
For more details regarding the Trust, as well as tax information, please refer to the enclosed Frequently Asked Questions which were filed with the Securities and Exchange Commission (SEC) on July 15, 2020.
REDUCED ASSET MANAGEMENT FEE
Additionally, in accordance with the move to a liquidating trust, Hines has reduced the annual asset management fee by 25%. This fee reduction is reflective of Hines’ continued commitment to you to maximize the value delivered. This commitment was also demonstrated previously when Hines waived more than $12 million in asset management fees in support of the payment of distributions to HGR’s stockholders in prior years.
SPECIAL DISTRIBUTION AND NET ASSET VALUE (NAV)1
As disclosed on July 15, 2020, with the authorization of the Trust’s board of trustees, and following our recent asset sales, we are declaring a special distribution in the amount of $1.00 per unit to be paid in cash on July 31, 2020 to all unitholders of record as of July 15, 2020. After this special distribution is paid, we will have paid aggregate distributions of $10.64 per unit to holders that have been invested since the inception of HGR. The following table provides more information with respect to distributions paid and payable to investors since inception:

Distributions per share/unit[2]	Description
$5.64	Regular operating distributions paid from inception through June 2018
$4.00	Special distributions paid in 2018 and 2019
$1.00	Special distribution payable on July 31, 2020
$10.64

The board of trustees determined a NAV per unit of $5.58 as of June 30, 2020, following the completion of third-party valuations of the Trust’s seven remaining assets. This represents an approximate 10% decrease from our prior NAV per share of $6.17 determined as of February 14, 2019. This decrease was primarily a result of declines in values of the Trust’s four remaining retail assets, including the most recent negative impact related to the COVID-19 pandemic.
Additionally, as the following table illustrates, the special distribution of $1.00 per unit will reduce investors’ remaining investment in the Trust. Therefore, after the $1.00 special distribution, the NAV as of July 15, 2020 will be $4.58.

$ 5.58	NAV per unit as of June 30, 2020
— $ 1.00	Special distribution payable on July 31, 2020
$ 4.58	NAV per unit as of July 15, 2020

PATH FORWARD
We remain committed to completing the sale of the remaining assets and distributing the sales proceeds in the most efficient manner possible to maximize value for our investors. We are still actively in discussions with potential buyers for certain assets and will continue to move those processes forward and would expect to make additional distributions upon the completion of those sales.
We appreciate your continued confidence in Hines to manage your investment. If you have any questions about your investment in HGR Liquidating Trust, please contact your financial professional or call Hines Investor Relations at 888.220.6121.
Sincerely,

Chairman of the Board
1Please see our Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 15, 2020, for more information regarding the determination of our NAV.

2The amount of regular operating distributions received by each investor depends on when the investment was made and will be lower for those who invested after inception. Special distributions include liquidating distributions and other special distributions that are deemed a return of invested capital and reduce the investors’ remaining investment in the company.
Forward-Looking Statements
Statements in this communication, including, without limitation, intentions, beliefs or expectations relating to the timing of the Trust’s completion of the liquidation and the payment of additional distributions, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the ability of the Trust to effectively market and sell its remaining assets at desirable prices, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although the Trust believes these statements are based on reasonable assumptions, actual outcomes may differ materially from what is expressed in such forward-looking statements. Important factors that could cause actual results to differ materially include the risks associated with potential buyers of the Trust’s properties determining to postpone or abandon the acquisition, the tenants at the Trust’s properties continuing to be able to pay rent in a timely manner, changes in the severity of the public health and economic impact of COVID-19, and other risks described in the "Risk Factors" section of HGR’s Annual Report on Form 10-K, as updated from time to time by the Trust’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements and the Trust undertakes no duty to update any forward-looking statements.